Exhibit 99.1

CU BANCORP REPORTS RECORD THIRD QUARTER EARNINGS OF

$6.3 MILLION AND DILUTED EARNINGS PER SHARE OF $0.35

Los Angeles, CA, Oct. 27, 2015 – CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported financial results for the third quarter of 2015.

The comparability of financial information for the third quarter of 2015 to the third quarter of 2014, is affected by the Company’s acquisition of 1st Enterprise Bank (“1st Enterprise”), which was accomplished by a merger of California United Bank with 1st Enterprise (“the merger”), effective November 30, 2014.

Third Quarter 2015 Highlights

•	Net income available to common shareholders increased to a record $6.0 million, up $1 million or 21% from the prior quarter

•	Diluted earnings per share of $0.35, up 21% from the prior quarter

•	Total revenues increased to $25.4 million, up $1.0 million or 4.2% from prior quarter

•	Net interest income increased to $22.4 million, up $1.1 million or 5.3% from the prior quarter

•	Efficiency ratio improved to 59% from 61% in the prior quarter

•	Return on average tangible common equity of 11.5%, up from 10.0% in the prior quarter

•	Return on average assets increased to 0.93%, up from 0.82% in the prior quarter

•	Tangible book value per share increased $0.45 to $12.42 per share

•	Total assets increased to $2.6 billion, up $133 million or 5.4% from the prior quarter or an annualized rate of 21.6%

•	Total loans increased to $1.8 billion, up $58 million or 3.4% from the prior quarter or an annualized rate of 13.6%

•	Total deposits increased to $2.3 billion, up $122 million or 5.7% from the prior quarter or an annualized rate of 22.8%

•	Non-interest bearing demand deposits were 55% of total deposits

•	Continued status as well-capitalized, the highest regulatory category

“I’m pleased to report another quarter of record earnings and the ongoing improvement in CUB’s profitability metrics,” said David Rainer, Chairman and Chief Executive Officer of CU Bancorp and California United Bank. “While the quarter did have some one-time net benefits, our most important performance metrics have continued to improve every quarter since the merger and in the third quarter many reached their best levels in the Company’s history. Our third quarter efficiency ratio came down to an all-time low of 59% and our return on tangible common equity grew to an all-time high of 11.5%. Our return on average assets improved to a Company best of 0.93%, even as we grew total assets by 5.4% from the prior quarter, which was the result of an increase in core deposits – a key strategy for building long-term franchise value.”

“This marks the fourth quarter of double-digit loan growth since the merger and I’m especially pleased that this quarter’s growth was predominantly in our commercial and industrial loan portfolio, which is at the core of our relationship-based business banking franchise,” said K. Brian Horton, President of CU Bancorp and California United Bank. “Despite the ongoing challenging business conditions of a modestly growing economy and a very competitive lending environment, we are continuing our success in bringing in new banking relationships, as well as retaining customers of both legacy organizations. We continue to experience high levels of loan payoffs; however, CUB’s loan growth in the third quarter, which included an increase in C&I utilization, mitigated the impact of those payoffs.”

Third Quarter 2015 Summary Results

Net Income and Profitability Ratios

Net income for the third quarter of 2015 was $6.3 million and net income available to common shareholders was $6.0 million or $0.35 per fully diluted share, compared with net income of $2.5 million or $0.23 per fully diluted share for the third quarter of 2014. The year-over-year increase was primarily a result of the success of the merger. Merger-related expenses in the third quarter of 2015 were $211 thousand, compared to $631 thousand in the year-ago quarter. The loan loss provision for the third quarter of 2015 was $705 thousand, compared to $35 thousand in the year-ago quarter, primarily due to larger loan growth.

Core net income available to common shareholders for the third quarter of 2015 was $6.1 million or $0.36 per fully diluted share, compared to core net income of $3.2 million or $0.28 per fully diluted share, for the third quarter of 2014.

Net income for the third quarter of 2015 was $6.3 million and net income available to common shareholders was $6.0 million or $0.35 per fully diluted share, compared with net income of $5.3 million and net income available to common shareholders of $5.0 million or $0.29 per fully diluted share in the second quarter of 2015. Third quarter 2015 merger-related expenses were $211 thousand and the loan loss provision was $705 thousand, comparable to expenses of $246 thousand and $683 thousand for the same items, respectively, in the second quarter of 2015. Net income in the third quarter of 2015 was enhanced due to various one-time events that included $881 thousand in discount and other aggregated associated payoff benefits earned on early loan payoffs, compared to $474 thousand on discounts earned in early loan payoffs in the prior quarter. Additionally, discrete tax benefits totaling $465 thousand and assorted additional miscellaneous items also benefitted net income in the third quarter of 2015.

Core net income available to common shareholders for the third quarter of 2015 was $6.1 million or $0.36 per fully diluted share, compared to core net income available to common shareholders of $5.1 million in the prior quarter or $0.30 per fully diluted share.

The Company calculates core net income available to common shareholders by adding back the tax-effected merger-related charges to GAAP earnings for the periods presented, because the Company believes the use of core net income available to common shareholders, a non-GAAP measure, facilitates the assessment of its banking operations and peer comparability. A reconciliation to GAAP is included in tabular form at the end of this release.

The following table shows certain of the Company’s performance ratios for the third quarter of 2015, the second quarter of 2015 and the third quarter of 2014, as well as a column calculating performance ratios based on core net income for all three quarters:

	CORE Q3 2015	CORE Q2 2015	CORE Q3 2014	Q3 2015	Q2 2015	Q3 2014
Efficiency ratio	59%	60%	64%	59%	61%	68%
Return on average assets	0.94%	0.85%	0.86%	0.93%	0.82%	0.69%
Return on average tangible common equity	—	—	—	11.48%	10.00%	7.59%

Net Interest Income and Net Interest Margin

Net interest income totaled $22.4 million for the third quarter of 2015, an increase of $9.6 million or 75% from the third quarter of 2014. The increase was primarily driven by the merger and strong net organic loan growth over the last year.

The Company’s net interest income was positively impacted in both the third quarter of 2015 and the third quarter of 2014 by the recognition of fair value discount earned on early payoffs of acquired loans. In the third quarter of 2015 the Company recorded $560 thousand in discount earned on early loan payoffs of acquired loans and other associated payoff benefits aggregating to $321 thousand, with a positive impact on the net interest margin of 15 basis points. In the third quarter of 2014 the Company recorded $403 thousand in discount earned on early loan payoffs of acquired loans, with a positive impact on the net interest margin of 12 basis points.

The net interest margin in the third quarter of 2015 was 3.79%, compared to 3.70% in the third quarter of 2014. While the Company has experienced compression in the yields on its loan portfolio, growth in average loans and a shift to more loans in the mix of earnings assets has helped support the net interest margin.

Net interest income for the third quarter of 2015 increased $1.1 million or 5.3% from the second quarter of 2015. In the third quarter of 2015 the Company recorded $560 thousand in discount earned on early loan payoffs of acquired loans and other associated payoff benefits aggregating to $321 thousand, with a positive impact on the net interest margin of 15 basis points. In the second quarter of 2015 the Company recorded $474 thousand in discount earned on early loan payoffs of acquired loans, with a positive impact on the net interest margin of 9 basis points.

The net interest margin in the third quarter of 2015 was 3.79%, compared to 3.87% in the second quarter of 2015. The decrease was largely the result of growth in average deposits exceeding growth in average loans.

The core loan yield for the third quarter of 2015 was 4.76%, compared to 4.84% in the second quarter of 2015, largely due to compression in yields on real estate loans.

As of September 30, 2015, the Company had $17.1 million of discount remaining on acquired accruing loans.

The Company’s cost of funds was 0.12% in the third quarter of 2015, a decrease from 0.14% in the third quarter of 2014 and 0.13% in the second quarter of 2015.

Non-interest Income

Non-interest income was $3.0 million in the third quarter of 2015, an increase of $984 thousand or 49% from $2.0 million in the same quarter of the prior year. The overall increase was primarily due to an increase of $528 thousand in deposit account service charge income as a result of the merger and a $309 thousand increase in the gain on sale of SBA loans.

Non-interest income in the third quarter of 2015 decreased by $107 thousand or 3.5% compared to the second quarter of 2015. Third quarter non-interest income’s other non-interest income had no transaction fee referral income or special dividend on capital stock from the Federal Home Loan Bank of San Francisco, compared to $380 thousand and $296 thousand from these sources, respectively, in the second quarter of 2015. Third quarter other non-interest income also saw a $75 thousand decrease in SBA servicing fee income compared to the second quarter, as a result of unusually large payoffs. These decreases were partially offset by an increase of $425 thousand in gain on sale of SBA loans compared to the prior quarter.

The quarterly dividend earned from the Federal Home Loan Bank of San Francisco is included in the Company’s non-interest income. In light of the consistent increase in the quarterly dividend rate, the Company now accrues for the dividend as it is earned. Previously the Company recorded the dividend as income in the period received; as a result, the accrual of $200 thousand for the dividend earned in the third quarter, which will be received early in the fourth quarter of 2015, overlaps with the second quarter dividend payment of $200 thousand received and recorded as income early in the third quarter.

Non-interest Expense

Non-interest expense for the third quarter of 2015 was $15.1 million, an increase of $5.0 million, or 50% compared to non-interest expense of $10.0 million for the same period of the prior year. The increase in year-over-year non-interest expense is the result of the combined operations of the two banks after the merger in November 2014. The third quarter of 2015 included merger-related expenses of $211 thousand, compared to $631 thousand in the year ago period, and $358 thousand for three months of core deposit intangible amortization related to the merger.

Non-interest expense for the third quarter of 2015 was $15.1 million, an increase of $155 thousand, or 1% compared to non-interest expense of $14.9 million for the second quarter of 2015. In the third quarter of 2015 legal and professional expenses decreased by $244 thousand, due to a decline in the use of outside professional service providers during the quarter. Other operating expenses decreased by $238 thousand from the prior period, the largest piece of which was a decline of $61 thousand in the off balance sheet provision for credit losses, which is related to undisbursed lines of credit. While commercial and industrial utilization and total commitments did increase from the prior quarter, undisbursed totals remained constant. These declines were offset by a $461 thousand increase in salaries and employee benefits, primarily related to the additional accrual for employee bonuses based on the Company’s new business growth and improved profitability. Additionally, in the third quarter of 2015 the Company recorded a charge of $133 thousand for an OREO valuation write-down, compared to no write-downs in the prior quarter. Merger-related expenses in the third quarter of 2015 decreased by $35 thousand to $211 thousand, compared to $246 thousand in the prior quarter; the Company expects no further merger-related expenses.

As a result of the significant increase in loans and deposits, as well as the addition of new banking relationships since the merger, the Company’s efficiency ratio improved to 59% in the third quarter of 2015, from 61% in the second quarter and 64% in the first quarter. In the first quarter of 2014, the quarter prior to the merger announcement and in which neither legacy bank had any merger expenses, their efficiency ratios were 67% and 68%.

At September 30, 2015, the Company had 266 active full-time equivalent employees.

Income Tax

In the third quarter of 2015, the Company realized a combined one-time $465 thousand benefit primarily related to the filing of the final 1st Enterprise tax return and the CU Bancorp 2014 tax return. The Company’s effective tax rate without the discrete benefit is 39% year to date.

Balance Sheet

Assets

Total assets at September 30, 2015, were $2.6 billion, a year-over-year increase of $1.2 billion from September 30, 2014. The increase was primarily due to the addition of $782 million in assets from the 1st Enterprise merger, as well as strong organic growth in total deposits.

Loans

Total loans were $1.8 billion at September 30, 2015, an increase of $58 million from the end of the prior quarter. This also represents an increase of $793 million from September 30, 2014. The increase in loans from the prior quarter was due to organic loan growth; the increase in loans from the year ago period was primarily due to the merger.

During the third quarter of 2015, the Company had approximately $89 million of net organic loan production. Pay downs and payoffs in the acquired loan portfolios were approximately $31 million in the same quarter.

Included in net organic loan growth in the third quarter was an $18 million increase in the construction lending portfolio, which consists predominantly of residential construction projects in Los Angeles County.

Total commercial and industrial loans increased $51 million or 10% from the prior quarter. Total commercial and industrial lines of credit commitments increased 5% from the previous quarter, with utilization increasing to 47% from 45% in the prior quarter.

At September 30, 2015, commercial and industrial loans, and owner-occupied real estate loans combined were $933 million or 53% of total loans, compared to $886 million or 52% of total loans at June 30, 2015.

Deposits

Total deposits at September 30, 2015 were $2.3 billion, an increase of $122 million from the end of the prior quarter. The growth in deposits was mainly the result of existing customers experiencing a variety of cash generating events.

Total deposits increased $997 million from September 30, 2014. The increase from the prior year was primarily the result of the merger with 1st Enterprise, as well as strong organic deposit growth in the first three quarters of 2015.

Non-interest bearing deposits at September 30, 2015 were $1.2 billion or 55% of total deposits, an all-time high for the Bank, compared to $1.1 billion or 53% of total deposits at June 30, 2015. The increase in average non-interest bearing deposits drove the cost of deposits for the quarter down to 0.10%, compared with 0.11% in the prior quarter.

Asset Quality

Total non-performing assets were $5.6 million, or 0.21% of total assets at September 30, 2015, compared with $5.8 million, or 0.24% of total assets, at June 30, 2015.

Total nonaccrual loans were $4.3 million, or 0.24% of total loans, at September 30, 2015, compared with $5.0 million, or 0.29% of total loans, at June 30, 2015. Of the total non-performing assets at September 30, 2015, the other real estate owned category consisted of two properties: a single-family residence located in Washington State, the value of which was written down by $133 thousand during the quarter and is now being carried on the books at $717 thousand, the estimated fair value less costs of disposition; and a hotel in southern Arizona being carried on the books at $575 thousand, the estimated fair value less costs of disposition. The sale of the property in Washington State is scheduled to close in the fourth quarter of 2015.

During the third quarter of 2015, the Company recorded net recoveries of $136 thousand, compared with net recoveries of $194 thousand during the second quarter of 2015.

The Company recorded a loan loss provision of $705 thousand for the third quarter of 2015. The loan loss provision reflects strong organic loan growth during the quarter.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and their related allowance) was 1.30% at September 30, 2015, compared with 1.33% at June 30, 2015, and 1.43% at September 30, 2014.

Capital

CU Bancorp remained well capitalized at September 30, 2015 with total risk-weighted assets of $2,266,843,000. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

September 30, 2015	Minimum Capital to Be Considered “Well Capitalized”	CU Bancorp
Total Risk-Based Capital Ratio	10%	11.45%
Tier 1 Risk-Based Capital Ratio	8%	10.76%
Common Equity Tier 1 Ratio	6.5%	9.51%
Tier 1 Leverage Capital Ratio	5%	9.78%

At September 30, 2015, tangible common equity was $209.5 million with common shares issued of 16,870,936 as of the same date, resulting in tangible book value per common share of $12.42. This compares to tangible common equity of $201.6 million with a tangible book value per common share of $11.97 at June 30, 2015. At September 30, 2014, prior to the merger, the per share tangible book value of CU Bancorp stock was $11.95.

Non-GAAP Financial Disclosures

This press release contains certain non-GAAP financial disclosures. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Given the use of tangible common equity amounts and ratios is prevalent among banking regulators, investors and analysts, we disclose our tangible common equity ratio in addition to equity-to-assets ratio. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from its headquarters office in Downtown Los Angeles and additional full-service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, Orange County and the Inland Empire. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling 818-257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about CU Bancorp (the “Company”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; legal matters could be filed against the Company and could take longer or cost more than expected to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters and drought, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in CU Bancorp’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, CU Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. CU Bancorp assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read CU Bancorp’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by CU Bancorp with the SEC. The documents filed by CU Bancorp with the SEC may be obtained at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by directing a request to: CU Bancorp c/o California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, CA 91436. Attention: Investor Relations. Telephone 818-257-7700.

Contacts

CU Bancorp

David Rainer, 818-257-7776

Chairman and CEO

or

Karen Schoenbaum, 818-257-7700

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
	Unaudited	Unaudited	Audited	Unaudited
ASSETS
Cash and due from banks	$41,929	$60,632	$33,996	$27,882
Interest earning deposits in other financial institutions	269,298	207,448	98,590	167,859

Total cash and cash equivalents	311,227	268,080	132,586	195,741
Certificates of deposit in other financial institutions	58,674	62,594	76,433	74,473
Investment securities available-for-sale, at fair value	256,085	217,481	226,962	139,552
Investment securities held-to-maturity, at amortized cost	43,269	44,014	47,147	—

Total investment securities	299,354	261,495	274,109	139,552
Loans	1,771,347	1,713,004	1,624,723	978,800
Allowance for loan loss	(14,965)	(14,124)	(12,610)	(11,348)

Net loans	1,756,382	1,698,880	1,612,113	967,452
Premises and equipment, net	4,981	5,190	5,377	3,648
Deferred tax assets, net	17,241	16,241	16,504	10,369
Other real estate owned, net	1,292	850	850	—
Goodwill	63,950	63,950	63,950	12,292
Core deposit and leasehold right intangibles	8,138	8,608	9,547	2,246
Bank owned life insurance	49,548	49,345	38,732	21,663
Accrued interest receivable and other assets	33,220	35,580	34,916	23,921

Total Assets	$2,604,007	$2,470,813	$2,265,117	$1,451,357

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$1,248,348	$1,134,724	$1,032,634	$698,251
Interest bearing transaction accounts	257,853	251,999	206,544	145,899
Money market and savings deposits	691,292	691,219	643,675	365,945
Certificates of deposit	62,320	59,576	64,840	52,852

Total deposits	2,259,813	2,137,518	1,947,693	1,262,947
Securities sold under agreements to repurchase	16,698	14,424	9,411	13,618
Subordinated debentures, net	9,657	9,618	9,538	9,498
Accrued interest payable and other liabilities	19,491	18,647	19,283	16,521

Total Liabilities	2,305,659	2,180,207	1,985,925	1,302,584

SHAREHOLDERS’ EQUITY
Serial preferred stock	16,739	16,487	16,004	—
Common stock	227,823	227,409	226,389	122,952
Additional paid-in capital	21,810	21,015	19,748	9,940
Retained earnings	31,713	25,743	16,861	15,678
Accumulated other comprehensive income (loss)	263	(48)	190	203

Total Shareholders’ Equity	298,348	290,606	279,192	148,773

Total Liabilities and Shareholders’ Equity	$2,604,007	$2,470,813	$2,265,117	$1,451,357

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	For the three months ended
	September 30, 2015	June 30, 2015	September 30, 2014
	Unaudited	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$21,689	$20,644	$12,401
Interest on investment securities	1,124	1,051	589
Interest on interest bearing deposits in other financial institutions	293	246	248

Total Interest Income	23,106	21,941	13,238

Interest Expense
Interest on interest bearing transaction accounts	105	98	70
Interest on money market and savings deposits	427	408	225
Interest on certificates of deposit	53	46	58
Interest on securities sold under agreements to repurchase	9	7	8
Interest on subordinated debentures	110	109	109

Total Interest Expense	704	668	470

Net Interest Income	22,402	21,273	12,768
Provision for loan losses	705	683	35

Net Interest Income After Provision For Loan Losses	21,697	20,590	12,733

Non-Interest Income
Gain on sale of SBA loans, net	640	215	331
Deposit account service charge income	1,159	1,153	631
Other non-interest income	1,189	1,727	1,042

Total Non-Interest Income	2,988	3,095	2,004

Non-Interest Expense
Salaries and employee benefits	8,934	8,473	5,621
Stock compensation expense	810	807	445
Occupancy	1,465	1,415	999
Data processing	596	635	472
Legal and professional	412	656	456
FDIC deposit assessment	370	351	195
Merger expenses	146	112	631
OREO valuation write-downs and expenses	153	20	8
Office services expenses	383	407	219
Other operating expenses	1,798	2,036	985

Total Non-Interest Expense	15,067	14,912	10,031

Net Income Before Provision for Income Tax	9,618	8,773	4,706
Provision for income tax	3,355	3,506	2,157

Net Income	$6,263	$5,267	$2,549

Preferred stock dividends and discount accretion	293	312	—

Net Income Available to Common Shareholders	$5,970	$4,955	$2,549

Earnings Per Share
Basic earnings per share	$0.36	$0.30	$0.23
Diluted earnings per share	$0.35	$0.29	$0.23
Average shares outstanding	16,541,000	16,482,000	10,986,000
Diluted average shares outstanding	16,998,000	16,924,000	11,190,000

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	For the nine months ended September 30,
	2015	2014
	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$62,239	$36,691
Interest on investment securities	3,355	1,557
Interest on interest bearing deposits in other financial institutions	741	665

Total Interest Income	66,335	38,913

Interest Expense
Interest on interest bearing transaction accounts	303	194
Interest on money market and savings deposits	1,218	681
Interest on certificates of deposit	150	169
Interest on securities sold under agreements to repurchase	21	27
Interest on subordinated debentures	326	323

Total Interest Expense	2,018	1,394

Net Interest Income	64,317	37,519
Provision for loan losses	2,831	518

Net Interest Income After Provision For Loan Losses	61,486	37,001

Non-Interest Income
Gain on sale of SBA loans, net	1,278	936
Deposit account service charge income	3,453	1,891
Other non-interest income	3,960	2,750

Total Non-Interest Income	8,691	5,577

Non-Interest Expense
Salaries and employee benefits	26,045	16,554
Stock compensation expense	2,130	1,332
Occupancy	4,300	2,970
Data processing	1,872	1,423
Legal and professional	1,914	1,390
FDIC deposit assessment	1,054	596
Merger related expenses	498	1,128
OREO valuation write-downs and expenses	179	14
Office services expenses	1,204	721
Other operating expenses	5,696	3,150

Total Non-Interest Expense	44,892	29,278

Net Income Before Provision for Income Tax	25,285	13,300
Provision for income tax	9,556	5,699

Net Income	$15,729	$7,601

Preferred stock dividends and discount accretion	877	—

Net Income Available to Common Shareholders	$14,852	$7,601

Earnings Per Share
Basic earnings per share	$0.90	$0.70
Diluted earnings per share	$0.88	$0.68
Average shares outstanding	16,477,000	10,938,000
Diluted average shares outstanding	16,924,000	11,148,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the three months ended
	September 30, 2015			June 30, 2015
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$329,640	$293	0.35%	$265,123	$246	0.37%
Investment securities	281,476	1,124	1.60%	265,367	1,051	1.58%
Loans	1,735,977	21,689	4.96%	1,673,185	20,644	4.95%

Total interest-earning assets	2,347,093	23,106	3.91%	2,203,675	21,941	3.99%
Non-interest-earning assets	212,301			212,825

Total Assets	$2,559,394			$2,416,500

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$268,877	$105	0.15%	$254,843	$98	0.15%
Money market and savings deposits	701,189	427	0.24%	693,090	408	0.24%
Certificates of deposit	61,243	53	0.34%	60,469	46	0.31%

Total Interest Bearing Deposits	1,031,309	585	0.23%	1,008,402	552	0.22%
Securities sold under agreements to repurchase	15,306	9	0.23%	12,571	7	0.22%
Subordinated debentures and other debt	9,703	110	4.44%	9,598	109	4.49%

Total Interest Bearing Liabilities	1,056,318	704	0.26%	1,030,571	668	0.26%
Non-interest bearing demand deposits	1,190,170			1,081,090

Total funding sources	2,246,488			2,111,661
Non-interest bearing liabilities	17,717			16,909
Shareholders’ Equity	295,189			287,930

Total Liabilities and Shareholders’ Equity	$2,559,394			$2,416,500

Net interest income		$22,402			$21,273

Net interest margin			3.79%			3.87%

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the three months ended
	September 30, 2015			September 30, 2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$329,640	$293	0.35%	$278,623	$248	0.35%
Investment securities	281,476	1,124	1.60%	121,124	589	1.95%
Loans	1,735,977	21,689	4.96%	969,668	12,401	5.07%

Total interest-earning assets	2,347,093	23,106	3.91%	1,369,415	13,238	3.84%
Non-interest-earning assets	212,301			91,123

Total Assets	$2,559,394			$1,460,538

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$268,877	$105	0.15%	$150,160	$70	0.18%
Money market and savings deposits	701,189	427	0.24%	363,693	225	0.25%
Certificates of deposit	61,243	53	0.34%	59,362	58	0.39%

Total Interest Bearing Deposits	1,031,309	585	0.23%	573,215	353	0.24%
Securities sold under agreements to repurchase	15,306	9	0.23%	14,210	8	0.22%
Subordinated debentures and other debt	9,703	110	4.44%	9,740	109	4.38%

Total Interest Bearing Liabilities	1,056,318	704	0.26%	597,165	470	0.31%
Non-interest bearing demand deposits	1,190,170			699,592

Total funding sources	2,246,488			1,296,757
Non-interest bearing liabilities	17,717			16,041
Shareholders’ Equity	295,189			147,740

Total Liabilities and Shareholders’ Equity	$2,559,394			$1,460,538

Net interest income		$22,402			$12,768

Net interest margin			3.79%			3.70%

CU BANCORP

CONSOLIDATED YEAR-TO-DATE AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Nine Months Ended
	September 30, 2015			September 30, 2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$264,560	$741	0.37%	$261,617	$665	0.34%
Investment securities	272,820	3,355	1.64%	109,160	1,557	1.90%
Loans	1,686,967	62,239	4.93%	950,427	36,691	5.16%

Total interest-earning assets	2,224,347	66,335	3.99%	1,321,204	38,913	3.94%
Non-interest-earning assets	209,094			91,283

Total Assets	$2,433,441			$1,412,487

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$254,092	$303	0.16%	$142,575	$194	0.18%
Money market and savings deposits	681,852	1,218	0.24%	363,603	681	0.25%
Certificates of deposit	61,875	150	0.32%	61,013	169	0.37%

Total Interest Bearing Deposits	997,819	1,671	0.22%	567,191	1,044	0.25%
Securities sold under agreements to repurchase	12,896	21	0.22%	13,870	27	0.26%
Subordinated debentures and other debt	9,624	326	4.47%	9,527	323	4.47%

Total Interest Bearing Liabilities	1,020,339	2,018	0.26%	590,588	1,394	0.32%
Non-interest bearing demand deposits	1,106,491			661,883

Total funding sources	2,126,830			1,252,471
Non-interest bearing liabilities	17,892			15,787
Shareholders’ Equity	288,719			144,229

Total Liabilities and Shareholders’ Equity	$2,433,441			$1,412,487

Net interest income		$64,317			$37,519

Net interest margin			3.87%			3.80%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
	Unaudited	Unaudited	Audited	Unaudited
Commercial and Industrial Loans:	$556,462	$505,931	$528,517	$297,853
Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	376,579	380,867	339,309	198,406
Other Nonresidential Properties	515,402	520,568	481,517	303,606
Construction, Land Development and Other Land	94,353	76,318	72,223	58,474
1-4 Family Residential Properties	125,635	136,142	121,985	68,134
Multifamily Residential Properties	65,275	54,789	52,813	27,937

Total Loans Secured by Real Estate	1,177,244	1,168,684	1,067,847	656,557

Other Loans:	37,641	38,389	28,359	24,390

Total Loans	$1,771,347	$1,713,004	$1,624,723	$978,800

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	September 30, 2015		June 30, 2015		December 31, 2014		September 30, 2014
	Unaudited		Unaudited		Audited		Unaudited
Disbursed	$413,732	47%	$370,692	45%	$353,582	45%	$199,052	46%
Undisbursed	457,520	53%	457,137	55%	424,665	55%	232,554	54%

Total Commitments	$871,252	100%	$827,829	100%	$778,247	100%	$431,606	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
	Unaudited	Unaudited	Audited	Unaudited
Capital Ratios Table:
Total risk-based capital ratio	11.45%	11.32%	11.61%	12.83%
Common equity tier 1 capital ratio	9.51%	9.37%	—	—
Tier 1 risk-based capital ratio	10.76%	10.66%	10.95%	11.88%
Tier 1 leverage capital ratio	9.78%	10.07%	12.92%	10.12%
Tangible Common Equity/Tangible Assets	8.28%	8.41%	9.48%	9.34%
Asset Quality Table:
Loans originated by the Bank on non-accrual	$1,516	$2,139	$2,131	$2,018
Loans acquired thru acquisition that are on non-accrual	2,788	2,843	1,778	2,336

Total non-accrual loans	4,304	4,982	3,909	4,354
Other Real Estate Owned	1,292	850	850	—

Total non-performing assets	$5,596	$5,832	$4,759	$4,354

Net charge-offs (recoveries) year to date	$476	$612	$231	$(227)
Net charge-offs (recoveries) quarterly	$(136)	$(194)	$458	$(29)
Non-accrual loans to total loans	0.24%	0.29%	0.24%	0.44%
Total non-performing assets to total assets	0.21%	0.24%	0.21%	0.30%
Allowance for loan losses to total loans	0.84%	0.82%	0.78%	1.16%
Allowance for loan losses to total loans accounted at historical cost, which excludes purchased loans acquired by acquisition	1.30%	1.33%	1.39%	1.43%
Net year to date charge-offs (recoveries) to average year to date loans	0.03%	0.04%	0.02%	(0.02)%
Allowance for loan losses to non-accrual loans accounted at historical cost, which excludes non-accrual purchased loans acquired by acquisition and related allowance	987.0%	660.4%	591.7%	562.2%
Allowance for loan losses to total non-accrual loans	347.7%	283.5%	322.6%	260.6%

As of September 30, 2015, there were no restructured loans or loans over 90 days past due and still accruing.

CU BANCORP

GAAP RECONCILIATIONS

These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for analyses of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

TCE Calculations and Reconciliation to Total Shareholders’ Equity

(Unaudited)

The Company utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

(Dollars in thousands, except share data)

	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
	Unaudited	Unaudited	Unaudited	Unaudited
Tangible Common Equity Calculation
Total shareholders’ equity	$298,348	$290,606	$279,192	$148,773
Less: Serial preferred stock	16,739	16,487	16,004	—
Less: Goodwill	63,950	63,950	63,950	12,292
Less: Core deposit and leasehold right intangibles	8,138	8,608	9,547	2,246

Tangible Common Equity	$209,521	$201,561	$189,691	$134,235

Common shares issued	16,870,936	16,840,859	16,683,856	11,231,801
Tangible book value per common share	$12.42	$11.97	$11.37	$11.95
Book value per common share	$16.69	$16.28	$15.78	$13.25
Average Tangible Common Equity Calculation
Total average shareholders’ equity	$295,189	$287,930	$177,042	$147,740
Less: Average serial preferred stock	16,565	16,331	5,515	—
Less: Average goodwill	63,950	63,950	17,715	12,292
Less: Average core deposit and leasehold right intangibles	8,423	8,887	2,275	2,296

Average Tangible Common Equity	$206,251	$198,762	$151,537	$133,152

	Three Months Ended
	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
	Unaudited	Unaudited	Unaudited	Unaudited
Net Income Available to Common Shareholders	$5,970	$4,955	$1,183	$2,549
Return on Average Tangible Common Equity*	11.48%	10.00%	3.10%	7.59%

*	Return on Average Tangible Common Equity represents annualized net income available to common shareholders as a percent of average tangible common equity

CU BANCORP

GAAP RECONCILIATIONS

Core Net Income, ROAA, ROAE, Core Efficiency Ratio

(Unaudited)

The Company utilizes the term Core Net Income Available to Common Shareholders, a non-GAAP financial measure. CU Bancorp’s management believes Core Net Income Available to Common Shareholders is useful because it is a measure utilized by market analysts to understand the effects of merger-related expenses and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Core Net Income Available to Common Shareholders should not be viewed as a substitute for Net Income Available to Common Shareholders. A reconciliation of CU Bancorp’s Net Income Available to Common Shareholders to Core Net Income Available to Common Shareholders, as well as related ratios is presented in the tables below for the periods indicated:

(Dollars in thousands, except share data)

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Net Income Available to Common Shareholders	$5,970	$4,955	$2,549
Add back: Merger expenses, net	84	65	631
Add back: Severance and retention, net	38	77	—

Core Net Income Available to Common Shareholders	$6,092	$5,097	$3,180

Provision for Loan Losses	$705	$683	$35
Average Assets	$2,559,394	2,416,500	1,460,538
ROAA	0.93%	0.82%	0.69%
Core ROAA*	0.94%	0.85%	0.86%
Average Equity	$295,189	287,930	147,740
ROAE	8.02%	6.90%	6.85%
Core ROAE**	8.19%	7.10%	8.54%
Diluted Average Shares Outstanding	16,998,000	16,924,000	11,190,000
Diluted Earnings Per Share	$0.35	$0.29	$0.23
Diluted Core Earnings Per Share***	$0.36	$0.30	$0.28

*	Core ROAA: Annualized core net income available to common shareholders/average assets
**	Core ROAE: Annualized core net income available to common shareholders/average equity
***	Diluted Core Earnings Per Share: Core net income available to common shareholders/diluted average shares outstanding

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Net Interest Income	$22,402	$21,273	$12,768
Non-Interest Income	2,988	3,095	2,004
Non-Interest Expense	15,067	14,912	10,031
Subtract: Merger expenses	146	112	631
Subtract: Severance and retention	65	134	—

Core Non-Interest Expense	$14,856	$14,666	$9,400

Efficiency Ratio*	59%	61%	68%
Core Efficiency Ratio**	59%	60%	64%

*	Efficiency ratio represents non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net
**	Core efficiency ratio represents core non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net

CU BANCORP

GAAP RECONCILIATIONS

Core Net Income, ROAA, ROAE, Core Efficiency Ratio

(Unaudited)

The Company utilizes the term Core Net Income Available to Common Shareholders, a non-GAAP financial measure. CU Bancorp’s management believes Core Net Income Available to Common Shareholders is useful because it is a measure utilized by market analysts to understand the effects of merger-related expenses and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Core Net Income Available to Common Shareholders should not be viewed as a substitute for Net Income Available to Common Shareholders. A reconciliation of CU Bancorp’s Net Income Available to Common Shareholders to Core Net Income Available to Common Shareholders, as well as related ratios is presented in the tables below for the periods indicated:

(Dollars in thousands, except share data)

	Nine Months Ended
	September 30, 2015	September 30, 2014
Net Income Available to Common Shareholders	$14,852	$7,601
Add back: Merger expenses, net	293	1,128
Add back: Severance and retention, net	245	—

Core Net Income Available to Common Shareholders	$15,390	$8,729

Provision for Loan Losses	$2,831	$518
Average Assets	$2,433,441	$1,412,487
ROAA	0.82%	0.72%
Core ROAA*	0.85%	0.83%
Average Equity	$288,719	144,229
ROAE	6.88%	7.05%
Core ROAE**	7.13%	8.09%
Diluted Average Shares Outstanding	16,924,000	11,148,000
Diluted Earnings Per Share	$0.88	$0.68
Diluted Core Earnings Per Share***	$0.90	$0.78

*	Core ROAA: Annualized core net income available to common shareholder/average assets
**	Core ROAE: Annualized core net income available to common shareholders/average equity
***	Diluted Core Earnings Per Share: Annualized core net income available to common shareholders/diluted average shares outstanding

	Nine Months Ended
	September 30, 2015	September 30, 2014
Net Interest Income	$64,317	$37,519
Non-Interest Income	8,691	5,577
Non-Interest Expense	44,892	29,278
Subtract: Merger expenses	498	1,128
Subtract: Severance and retention	423	—

Core Non-Interest Expense	$43,971	$28,150

Efficiency Ratio*	61%	68%
Core Efficiency Ratio **	60%	65%

*	Efficiency ratio represents non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net
**	Core efficiency ratio represents core non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net